Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of July 22, 2023, by and among Radisys Corporation, an Oregon corporation (the “ Buyer”), Airspan Networks Inc., a Delaware corporation (the “Seller”), Mimosa Networks, Inc., a Delaware corporation (the “Company”) and Airspan Networks Holdings Inc., a Delaware corporation (“Parent”). Capitalized terms used herein and not defined shall have the meanings given them in the Stock Purchase Agreement, dated as of March 8, 2023, by and among the Buyer, the Seller, the Company and solely with respect to Section 5.8, Article VI and Article X therein, Parent (as amended, the “Stock Purchase Agreement”).

RECITALS

WHEREAS, the Parties are party to the Stock Purchase Agreement;

WHEREAS, pursuant to Section 9.1(b) thereof, the Stock Purchase Agreement may be terminated at any time prior to the Closing, by either the Buyer or the Seller, by giving written notice of such termination to the other party if the Closing shall not have occurred on or prior to July 24, 2022 (the “Termination Date”);

WHEREAS, the Stock Purchase Agreement may be amended by an instrument in writing signed by the Buyer, the Company and the Seller pursuant to Section 10.15 thereof; and

WHEREAS, the Parties now desire to amend the Stock Purchase Agreement to extend the Termination Date to August 15, 2023.

NOW THEREFORE, in consideration of the above premises, the various respective agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS

1. Amendment of Section 9.1(b) of the Stock Purchase Agreement. Clause (b) of Section 9.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) by either the Buyer or the Seller, by giving written notice of such termination to the other party, if (i) the Closing shall not have occurred on or prior to August 15, 2023 (the “Termination Date”) or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the transactions contemplated by this Agreement;”.

ARTICLE II

MISCELLANEOUS

1. Effectiveness. This Amendment shall become effective as of the first date on which each of the parties hereto has duly executed a counterpart of this Amendment.

2. Incorporation by Reference. Article X of the Stock Purchase Agreement is incorporated herein and shall apply to this Amendment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed, as the case may be, in person or by their respective representatives or officers thereunto duly authorized as of the date first written above.

RADISYS CORPORATION

By:	/s/ Don Crosby
	Name:	Don Crosby
	Title:	Chief Financial Officer

AIRSPAN NETWORKS INC.

By:	/s/ Glenn Laxdel
	Name:	Glenn Laxdel
	Title:	Chief Executive Officer

MIMOSA NETWORKS, INC.

By:	/s/ Eric Stonestrom
	Name:	Eric Stonestrom
	Title:	Chief Executive Officer

AIRSPAN NETWORKS HOLDINGS INC.

By:	/s/ Glenn Laxdel
	Name:	Glenn Laxdel
	Title:	Chief Executive Officer

[Signature Page to the Stock Purchase Agreement Amendment No. 1]